Contact:  Pete Bakel  Resource Center: 1-800-732-6643
        202-752-2034          Exhibit 99.1

Date: May 1, 2020

Fannie Mae Reports Net Income of $461 Million for First Quarter 2020

First Quarter 2020 Results

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Fannie Mae reported net income of $461 million for the first quarter of 2020, compared with net income of $4.4 billion for the fourth quarter of 2019. The decrease in net income was due primarily to a shift from credit-related income to credit-related expense driven by the economic dislocation caused by the COVID-19 outbreak.

“Fannie Mae is committed to fulfilling its vital role in helping our customers, our servicers, and the market as a whole manage through this period of uncertainty. We recognize that more work lies ahead to help borrowers, renters, and the housing market recover. I want to give special thanks to the people of Fannie Mae, who have stepped up to their mission with characteristic grit and humility, and with their rock-solid commitment to provide a sound foundation for our country’s housing market.”
Hugh R. Frater,
Chief Executive Officer

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Fannie Mae is providing substantial liquidity to lenders during the COVID-19 national emergency and fulfilling Fannie Mae’s mission to stabilize the housing finance market and provide liquidity, support, and access to affordable mortgage financing in all U.S. markets in all economic cycles.

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Fannie Mae is providing significant economic relief to borrowers impacted by COVID-19 through its forbearance program. The company increased its allowance for loan losses to reflect the losses it currently expects to incur, including $4.1 billion as a result of the economic disruption caused by the COVID-19 outbreak, which are reflected in its $2.7 billion of credit-related expenses for the quarter. Fannie Mae estimates that approximately 7% of loans in its single-family guaranty book of business were in a forbearance plan as of April 30, 2020. Fannie Mae’s estimate is based on preliminary reporting by servicers. The company expects the number of loans in forbearance plans will continue to increase.

• Fannie Mae expects the impact of the COVID-19 national emergency to continue to negatively affect its financial results and contribute to lower net income in 2020 than in 2019. Due to disruptions in the market and economic uncertainty, the company does not anticipate engaging in back-end credit-risk transfer transactions in the near term.

Business Highlights

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Fannie Mae’s net worth declined from $14.6 billion as of December 31, 2019 to $13.9 billion as of March 31, 2020. Although the company had comprehensive income for the first quarter of 2020, its net worth declined as a result of a $1.1 billion charge to retained earnings due to implementation of the Current Expected Credit Loss (CECL) standard on January 1, 2020. Based on its agreement with the U.S. Department of the Treasury, the company may retain quarterly earnings until its net worth reaches $25 billion.

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Fannie Mae provided $204.6 billion in liquidity to the mortgage market in the first quarter of 2020, helping families across the country to own or rent a home through the financing of approximately 854,000 home purchases, refinancings, and rental units.

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Fannie Mae continued to be the largest issuer of single-family mortgage-related securities in the secondary market during the first quarter of 2020. The company’s estimated market share of single-family mortgage-related securities issuances was 38% for the first quarter of 2020. Fannie Mae’s single-family loan acquisitions consisted of a higher share of refinance loans in the first quarter of 2020 compared with the fourth quarter of 2019, driven primarily by continued lower interest rates. Fannie Mae has financed approximately one in four single-family mortgage loans outstanding in the United States.

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Fannie Mae provided $14.1 billion in multifamily financing in the first quarter of 2020, which enabled the financing of 159,000 units of multifamily housing. More than 90% of the multifamily units the company financed in the first quarter of 2020 were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing.

First Quarter 2020 Results	1

WASHINGTON, DC — Fannie Mae (FNMA/OTCQB) reported net income of $461 million and comprehensive income of $476 million for the first quarter of 2020, compared with net income of $4.4 billion and comprehensive income of $4.3 billion for the fourth quarter of 2019. The decrease in net income in the first quarter of 2020 was due primarily to a shift from credit-related income to credit-related expense driven by the economic dislocation caused by the COVID-19 outbreak.

Fannie Mae Response to COVID-19
On March 11, 2020, the World Health Organization characterized COVID-19, a new respiratory disease caused by a novel coronavirus, as a pandemic, and on March 13, 2020, the COVID-19 outbreak in the United States was declared a national emergency. The COVID-19 outbreak in the United States has expanded in recent weeks, and has resulted in stay-at-home orders, school closures, and widespread business shutdowns. The COVID-19 outbreak had a significant impact on Fannie Mae’s business and financial results in the first quarter of 2020, and the company expects that it will continue to do so.
Fannie Mae Response
Fannie Mae is taking a number of actions to help borrowers, renters, lenders, and its employees manage the negative impact of the COVID-19 outbreak.
Borrowers and Renters
•Fannie Mae has implemented new policies to enable the company’s single-family and multifamily loan servicers to better assist borrowers and renters impacted by COVID-19, including requiring that the company’s servicers comply with CARES Act and Fannie Mae requirements to:
◦provide forbearance to single-family borrowers reporting they are experiencing a financial hardship due to the COVID-19 outbreak for up to 180 days, and at the borrower’s request, extend the forbearance period up to a maximum of 12 months total; the company estimates it has provided forbearance on more than 1 million single-family loans as of April 30, 2020, based on preliminary reporting by servicers;
◦offer options following forbearance, including a repayment plan, payment deferral, or a loan modification that aims to maintain or reduce a borrower’s monthly payment;
◦suspend foreclosures and foreclosure-related activities for single-family properties through at least May 17, 2020, other than for vacant or abandoned properties;
◦report as current to credit bureaus homeowners who comply with their forbearance plan and were current prior to receiving COVID-19-related forbearance; and
◦provide forbearance to multifamily borrowers experiencing a financial hardship due to the COVID-19 outbreak for up to 3 months on the condition that the borrower suspend all renter evictions for nonpayment of rent during the forbearance period, through the 120-day eviction moratorium under the CARES Act, which ends on July 25, 2020, or any longer period required by state or local law.
•Fannie Mae updated the company’s KnowYourOptions.com website to help keep people in their homes, providing information and resources on relief options for borrowers with a loan owned by Fannie Mae and for tenants in Fannie Mae multifamily rental properties that are impacted by COVID-19.
Lenders
•Fannie Mae provided $82.9 billion in liquidity to the single-family and multifamily mortgage markets in March, including $40.1 billion through the company’s whole-loan conduit to support lenders, including community lenders, fulfilling Fannie Mae’s mission to stabilize the housing finance market and provide liquidity, support, and access to affordable mortgage financing in all U.S. markets in all economic cycles.
•Fannie Mae limited the duration of single-family principal and interest servicing advances to four months.

First Quarter 2020 Results	2

•Fannie Mae is offering temporary measures to help ensure lenders have the clarity and flexibility to continue to lend in a prudent and responsible manner during the COVID-19 national emergency, such as purchasing from lenders recently originated single-family mortgages in forbearance that meet eligibility criteria, flexibilities related to the lender’s process for obtaining verification of employment and appraisals, and allowing online notarization options.
Employees
•Fannie Mae has taken steps to protect the safety and resiliency of its workforce. The company has required nearly all of its workforce, except for a small number of employees deemed critical, to work remotely since mid-March.
•Fannie Mae offers support services and resources for employees and their families affected by COVID-19, including the company’s Employer Assistance Program that provides a helpline number to support loved ones who may not be covered otherwise.
•Fannie Mae employees donated more than $90,000 in March (including company matching funds) toward COVID-19 related charities.
•Fannie Mae continued to pay most contractors (e.g., cafeteria staff) and accelerated payments to identified small businesses.
•To date, the company’s business resiliency plans and technology systems have effectively supported this company-wide telework arrangement, allowing Fannie Mae to continue its critical function of supporting mortgage market liquidity.
Risks and Uncertainties
The company’s current forecasts and expectations relating to the impact of the COVID-19 outbreak are subject to many uncertainties and may change, perhaps substantially. It is difficult to assess or predict the impact of this unprecedented event on the company’s business, financial results, or financial condition. Factors that will impact the extent to which the COVID-19 outbreak affects Fannie Mae’s business, financial results, and financial condition include: the duration, spread and severity of the outbreak; the actions taken to contain the virus or treat its impact, including government actions to mitigate the economic impact of the outbreak; the nature and extent of the forbearance and modification options the company offers borrowers affected by the outbreak; accounting elections and estimates relating to the impact of the COVID-19 outbreak; borrower and renter behavior in response to the outbreak and its economic impact; how quickly and to what extent normal economic and operating conditions can resume, including whether any future outbreaks interrupt economic recovery; and how quickly and to what extent affected borrowers, renters and counterparties can recover from the negative economic impact of the outbreak. See “Risk Factors” in the company’s First Quarter 2020 Form 10-Q for a discussion of the risks to the company’s business, financial results, and financial condition relating to the COVID-19 outbreak. See "Forward-Looking Statements" in the company’s First Quarter 2020 Form 10-Q for a discussion of factors that could cause actual conditions, events or results to differ materially from those described in the company’s forecasts, expectations and other forward-looking statements in this release.

First Quarter 2020 Results	3

Summary of Financial Results

(Dollars in millions)	1Q20	4Q19	Variance	1Q19	Variance
Net interest income	$5,347	$5,923	$(576)	$4,796	$551
Fee and other income	308	131	177	134	174
Net revenues	5,655	6,054	(399)	4,930	725
Investment gains (losses), net	(158)	923	(1,081)	133	(291)
Fair value gains (losses), net	(276)	84	(360)	(831)	555
Administrative expenses	(749)	(786)	37	(744)	(5)
Credit-related income (expenses):
Benefit (provision) for credit losses	(2,583)	279	(2,862)	650	(3,233)
Foreclosed property expense	(80)	(151)	71	(140)	60
Total credit-related income (expenses)	(2,663)	128	(2,791)	510	(3,173)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(637)	(626)	(11)	(593)	(44)
Credit enhancement expense	(331)	(306)	(25)	(171)	(160)
Other expenses, net	(263)	(241)	(22)	(207)	(56)
Income before federal income taxes	578	5,230	(4,652)	3,027	(2,449)
Provision for federal income taxes	(117)	(865)	748	(627)	510
Net income	$461	$4,365	$(3,904)	$2,400	$(1,939)
Total comprehensive income	$476	$4,266	$(3,790)	$2,361	$(1,885)
Net revenues, which consist of net interest income and fee and other income, were $5.7 billion for the first quarter of 2020, compared with $6.1 billion for the fourth quarter of 2019.
Net interest income was $5.3 billion for the first quarter of 2020, compared with $5.9 billion for the fourth quarter of 2019. The decrease in net interest income for the first quarter of 2020 was primarily due to lower amortization income from the company’s guaranty book of business driven by a decrease in mortgage prepayment volume in the first quarter of 2020.
Net Interest Income
(Dollars in Billions)
(1)Includes revenues generated by the 10 basis point guaranty fee increase the company implemented pursuant to the TCCA, the incremental revenue from which is remitted to Treasury and not retained by Fannie Mae.

First Quarter 2020 Results	4

Net fair value losses were $276 million in the first quarter of 2020, compared with $84 million in gains in the fourth quarter of 2019. The shift to net fair value losses in the first quarter of 2020 was driven primarily by net decreases in the fair value of the company’s risk management and mortgage commitment derivatives due to decreases in interest rates in the first quarter, compared with net gains on risk management derivatives due to increases in interest rates in the fourth quarter of 2019.
Fair Value Gains (Losses), Net
(Dollars in Billions)
Credit-related income (expense) consists of a benefit or provision for credit losses and foreclosed property expense. Credit-related expense was $2.7 billion in the first quarter of 2020, compared with credit-related income of $128 million in the fourth quarter of 2019. The shift to credit-related expense in the first quarter of 2020 was driven primarily by a $4.1 billion increase in the allowance for loan losses as a result of the economic disruption caused by the COVID-19 outbreak. Significant management judgment was used to estimate the impact on the company’s expected loss reserves. Although Fannie Mae believes its estimates are reasonable, the company may observe future volatility as it continues to update its economic outlook for forbearance expectations, model, and other assumptions surrounding this unprecedented event over the course of this year.
Credit-Related Income (Expense)
(Dollars in Billions)

First Quarter 2020 Results	5

Net investment losses were $158 million in the first quarter of 2020, compared with gains of $923 million in the fourth quarter of 2019. Net investment losses in the first quarter of 2020 were driven primarily by a decrease in the fair value of single-family held-for-sale loans due to price decreases. Net investment gains in the fourth quarter of 2019 were driven primarily by gains from sales of single-family loans.
Investment Gains (Losses), Net
(Dollars in Billions)

Providing Liquidity and Support to the Market
Fannie Mae’s mission is to provide a stable source of liquidity to support housing for low-and moderate-income Americans. In the first quarter of 2020, more than 90% of the multifamily units the company financed were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing.
Through its single-family and multifamily business segments, Fannie Mae provided $204.6 billion in liquidity to the mortgage market in the first quarter of 2020, including $86.1 billion through its whole loan conduit, enabling the financing of approximately 854,000 home purchases, refinancings, or rental units.
Fannie Mae Provided $204.6 Billion in Liquidity in the First Quarter of 2020

Unpaid Principal Balance	Units

$68.8B	256K Single-Family Home Purchases

$121.7B	439K Single-Family Refinancings

$14.1B	159K Multifamily Rental Units

First Quarter 2020 Results	6

Business Segments
Fannie Mae’s two reportable business segments—Single-Family and Multifamily—engage in complementary business activities to provide liquidity, access to credit, and affordability in all U.S. housing markets at all times, while effectively managing risk.

Single-Family Business

(Dollars in millions)	1Q20	4Q19	Variance	1Q19	Variance
Net interest income	$4,541	$5,071	$(530)	$4,039	$502
Fee and other income	152	103	49	106	46
Net revenues	4,693	5,174	(481)	4,145	548
Investment gains (losses), net	(152)	880	(1,032)	94	(246)
Fair value gains (losses), net	(460)	148	(608)	(887)	427
Administrative expenses	(629)	(666)	37	(631)	2
Credit-related income (expense)	(2,250)	124	(2,374)	518	(2,768)
TCCA fees	(637)	(626)	(11)	(593)	(44)
Credit enhancement expense	(312)	(284)	(28)	(167)	(145)
Other expenses, net	(167)	(198)	31	(170)	3
Income before federal income taxes	86	4,552	(4,466)	2,309	(2,223)
Provision for federal income taxes	(18)	(734)	716	(484)	466
Net income	$68	$3,818	$(3,750)	$1,825	$(1,757)
Serious delinquency rate	0.66%	0.66%		0.74%
Financial Results
•Single-Family net income was $68 million in the first quarter of 2020, compared with $3.8 billion in the fourth quarter of 2019. The decrease in net income in the first quarter of 2020 was driven primarily by:
◦a shift from credit-related income to credit-related expense due to a $3.4 billion increase in the allowance for loan losses as a result of the economic disruption caused by the COVID-19 outbreak. Significant management judgment was used to estimate the impact on the company’s expected loss reserves;
◦investment losses as a result of the decrease in the fair value of held-for-sale loans; and
◦fair value losses in the first quarter compared with fair value gains in the fourth quarter, driven by decreases in interest rates.
Business Highlights
•The average single-family conventional guaranty book of business increased by $18.3 billion during the first quarter of 2020, while the average charged guaranty fee, net of Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees, on the single-family conventional guaranty book increased slightly in the first quarter from 43.6 basis points as of December 31, 2019 to 43.8 basis points as of March 31, 2020.
•Fannie Mae’s average charged guaranty fee on newly acquired conventional single-family loans, net of TCCA fees, increased 2.5 basis points to 49.4 basis points in the first quarter of 2020 from 46.9 basis points in the fourth quarter of 2019, driven primarily by a decrease in the estimated weighted average life of acquisitions used to annualize upfront fees.
•The single-family serious delinquency rate remained flat at 0.66% as of March 31, 2020 and December 31, 2019, respectively. Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process. As a result, the single-family serious delinquency rate as of March 31, 2020 does not reflect the impact of the COVID-19 outbreak.

Multifamily Business

(Dollars in millions)	1Q20	4Q19	Variance	1Q19	Variance
Net interest income	$806	$851	$(45)	$757	$49
Fee and other income	156	28	128	28	128
Net revenues	962	879	83	785	177
Fair value gains (losses), net	184	(64)	248	56	128
Administrative expenses	(120)	(120)	—	(113)	(7)
Credit-related income (expense)	(413)	4	(417)	(8)	(405)
Credit enhancement expense	(19)	(22)	3	(4)	(15)
Other income (expenses), net	(102)	1	(103)	2	(104)
Income before federal income taxes	492	678	(186)	718	(226)
Provision for federal income taxes	(99)	(131)	32	(143)	44
Net income	$393	$547	$(154)	$575	$(182)
Serious delinquency rate	0.05%	0.04%		0.07%
Financial Results
•Multifamily net income was $393 million in the first quarter of 2020, compared with $547 million in the fourth quarter of 2019. The decrease in net income in the first quarter of 2020 was attributable primarily to a shift to credit-related expense in the first quarter of 2020 due to a $636 million increase in the allowance for loan losses as a result of the economic disruption caused by the COVID-19 outbreak.
Business Highlights
•The average multifamily guaranty book of business increased by nearly $8 billion during the first quarter of 2020 to $342 billion, while the average charged guaranty fee on the multifamily book remained relatively flat at 72 basis points compared with the fourth quarter of 2019.
•New multifamily business volume was approximately $14 billion in the first quarter of 2020. Approximately $68 billion of new business capacity remains under the $100 billion multifamily business volume cap structure for the five-quarter period ending December 31, 2020.
•The multifamily serious delinquency rate was 0.05% as of March 31, 2020, an increase from 0.04% as of December 31, 2019. Multifamily seriously delinquent loans are loans that are 60 days or more past due. As a result, the multifamily serious delinquency rate as of March 31, 2020 does not reflect the impact of the COVID-19 outbreak.

Treasury Housing Reform Plan and Letter Agreement with Treasury
On September 5, 2019, Treasury released a plan recommending administrative and legislative reforms to the housing finance system. The Treasury Housing Reform Plan recommends ending Fannie Mae’s conservatorship, considering additional restrictions and requirements on Fannie Mae’s business, and many other matters.
For more information on Treasury’s Housing Reform Plan and risks associated with the plan, as well as the letter agreement with Treasury, see “Business—Conservatorship, Treasury Agreements and Housing Finance Reform” and “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2019 (2019 Form 10-K) and “Legislation and Regulation” and “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020 (First Quarter 2020 Form 10-Q).

Net Worth, Treasury Funding, and Senior Preferred Stock Dividends
Treasury has made a commitment under a senior preferred stock purchase agreement to provide funding to Fannie Mae under certain circumstances if the company has a net worth deficit. Pursuant to the senior preferred stock purchase agreement, the company issued shares of senior preferred stock to Treasury in 2008.

First Quarter 2020 Results	7

Under the terms of the senior preferred stock, Fannie Mae will not owe senior preferred stock dividends to Treasury until it has accumulated over $25 billion in net worth as of the end of the quarter. Accordingly, no dividends were payable to Treasury for the first quarter of 2020, and none are payable for the second quarter of 2020.
The charts below show information about Fannie Mae’s net worth, the remaining amount of Treasury’s funding commitment to Fannie Mae, senior preferred stock dividends the company has paid Treasury, and funds the company has drawn from Treasury pursuant to its funding commitment.
(1)Aggregate amount of dividends the company has paid to Treasury on the senior preferred stock from 2008 through March 31, 2020. Under the terms of the senior preferred stock purchase agreement, dividend payments the company makes to Treasury do not offset its draws of funds from Treasury.
(2)Aggregate amount of funds the company has drawn from Treasury pursuant to the senior preferred stock purchase agreement from 2008 through March 31, 2020.
The aggregate liquidation preference of Fannie Mae’s senior preferred stock increased from $131.2 billion as of December 31, 2019 to $135.4 billion as of March 31, 2020 due to the increase in the company’s net worth during the fourth quarter of 2019. Because the company’s net worth did not increase during the first quarter of 2020, the aggregate liquidation preference of its senior preferred stock will remain at $135.4 billion as of June 30, 2020.
If the company were to draw additional funds from Treasury under the senior preferred stock purchase agreement with respect to a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw, and the aggregate liquidation preference of the senior preferred stock would increase by the amount of that draw.
For a description of the terms of the senior preferred stock purchase agreement and the senior preferred stock, see “Business—Conservatorship, Treasury Agreements and Housing Finance Reform” in the company’s 2019 Form 10-K.
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Fannie Mae’s financial statements for the first quarter of 2020 are available in the accompanying Annex; however, investors and interested parties should read the company’s First Quarter 2020 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its First Quarter 2020 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s Q1 2020 Financial Supplement at www.fanniemae.com.

First Quarter 2020 Results	8

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: the company’s future business and financial results, the future impact of the COVID-19 outbreak on the company’s business and financial results and credit performance, future dividend payments to Treasury, and the future liquidation preference of the senior preferred stock. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: the uncertainty of the company’s future and its exit from conservatorship; the duration, spread and severity of the COVID-19 outbreak; the actions taken to contain the virus or treat its impact, including government actions to mitigate the economic impact of the outbreak; the nature and extent of the forbearance and modification options the company offers borrowers affected by the outbreak; accounting elections and estimates relating to the impact of the COVID-19 outbreak; borrower and renter behavior in response to the outbreak and its economic impact; how quickly and to what extent normal economic and operating conditions can resume, including whether any future outbreaks interrupt economic recovery; and how quickly and to what extent affected borrowers, renters and counterparties can recover from the negative impact of the outbreak; the market and regulatory changes the company anticipates and the company’s readiness for them, including changes relating to an eventual exit from conservatorship, the competitive landscape, and the need to attract private investment; future legislative and regulatory requirements or changes affecting the company, such as the enactment of housing finance reform legislation (including all or any portion of the plan released by the U.S. Department of the Treasury (Treasury) in September 2019 for housing finance reform), including changes that limit the company’s business activities or its footprint; actions by FHFA, Treasury, the U.S. Department of Housing and Urban Development, the Consumer Financial Protection Bureau or other regulators, Congress, or state or local governments that affect the company’s business, including new capital requirements that become applicable to the company or changes in the ability-to-repay rule to replace the qualified mortgage patch for government-sponsored enterprise-eligible loans; changes in the structure and regulation of the financial services industry; the timing and level of, as well as regional variation in, home price changes; changes in interest rates and credit spreads; developments that may be difficult to predict, including: market conditions that result in changes in the company’s net amortization income from its guaranty book of business, fluctuations in the estimated fair value of the company’s derivatives and other financial instruments that it marks to market through its earnings; and developments that affect its loss reserves, such as changes in interest rates, home prices or accounting standards, or events such as natural disasters or the emergence of widespread health emergencies or pandemics; uncertainties relating to the discontinuance of LIBOR, or other market changes that could impact the company’s loans or MBS; credit availability; disruptions or instability in the housing and credit markets; the size and the company’s share of the U.S. mortgage market and the factors that affect them, including population growth and household formation; growth, deterioration and the overall health and stability of the U.S. economy, including U.S. GDP, unemployment rates, personal income and other indicators thereof; changes in the fiscal and monetary policies of the Federal Reserve; the company’s and its competitors’ future guaranty fee pricing and the impact of that pricing on the company’s competitive environment and guaranty fee revenues; the volume of mortgage originations; the size, composition, quality and performance of the company’s guaranty book of business and retained mortgage portfolio; the competitive environment in which the company operates, including the impact of legislative, regulatory or other developments on levels of competition in the company’s industry and other factors affecting its market share; how long loans in the company’s guaranty book of business remain outstanding; challenges the company faces in retaining and hiring qualified executives and other employees; the effectiveness of the company’s business resiliency plans and systems; changes in the demand for Fannie Mae MBS, in general or from one or more major groups of investors; the company’s conservatorship, including any changes to or termination (by receivership or otherwise) of the conservatorship and its effect on the company’s business; the investment by Treasury, including potential changes to the terms of the senior preferred stock purchase agreement or senior preferred stock, and its effect on the company’s business, including restrictions imposed on the company by the terms of the senior preferred stock purchase agreement, the senior preferred stock, and Treasury’s warrant, as well as the possibility that these or other restrictions on the company’s business and activities may be applied to the company through other mechanisms even if it ceases to be subject to these agreements and instruments; adverse effects from activities the company undertakes to support the mortgage market and help borrowers, renters, lenders and servicers; actions it may be required to take by FHFA, in its role as the company’s conservator or as its regulator, such as actions in response to the COVID-19 outbreak, changes in the type of business the company does, or actions relating to UMBS or the company’s resecuritization of Freddie Mac-issued securities; limitations on the company’s business imposed by FHFA, in its role as the company’s conservator or as its regulator; the company’s future objectives and activities in support of those objectives, including actions Fannie Mae may take to reach additional underserved creditworthy borrowers; the possibility that future changes in leadership at FHFA or the Administration may result in changes in FHFA’s or Treasury’s willingness to pursue the administrative reform recommendations in Treasury’s housing finance reform plan; the company’s reliance on Common Securitization Solutions, LLC (CSS) and the common securitization platform for a majority of its single-family securitization activities, the company’s reduced influence over CSS as a result of recent changes to the CSS limited liability company agreement, and any additional changes FHFA may require in the company’s relationship with or in the company’s support of CSS; a decrease in the company’s credit ratings; limitations on the company’s ability to access the debt capital markets; continued limitations on the company’s ability to enter into credit risk transfer transactions; significant changes in forbearance, modification and foreclosure activity; the volume and pace of future nonperforming and reperforming loan sales and their impact on the company’s results and serious delinquency rates; changes in borrower behavior; actions Fannie Mae may take to mitigate losses, and the effectiveness of the company’s loss mitigation strategies, management of the company’s REO inventory and pursuit of contractual remedies; defaults by one or more institutional counterparties; resolution or settlement agreements Fannie Mae may enter into with the company’s counterparties; the company’s need to rely on third parties to fully achieve some of the company’s corporate objectives; the company’s reliance on mortgage servicers; changes in GAAP, guidance by the Financial Accounting Standards Board and changes to the company’s accounting policies; changes in the fair value of the company’s assets and liabilities; the stability and adequacy of the systems and infrastructure that impact the company’s operations, including the company’s and those of CSS, the company’s other counterparties and other third parties; the impact of increasing interdependence between the single-family mortgage securitization programs of Fannie Mae and Freddie Mac in connection with UMBS; operational control weaknesses; the company’s reliance on models and future updates the company makes to its models, including the assumptions used by these models; domestic and global political risks and uncertainties; natural disasters, environmental disasters, terrorist attacks, widespread health emergencies or pandemics, or other major disruptive events; cyber attacks or other information security breaches or threats; and the other factors described in “Risk Factors” in the company’s First Quarter 2020 Form 10-Q and its 2019 Form 10-K.
Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.
Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of Americans. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

First Quarter 2020 Results	9

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	March 31, 2020	December 31, 2019

ASSETS
Cash and cash equivalents	$80,463	$21,184
Restricted cash (includes $41,331 and $33,294, respectively, related to consolidated trusts)	48,245	40,223
Federal funds sold and securities purchased under agreements to resell or similar arrangements	7,775	13,578
Investments in securities:
Trading, at fair value (includes $5,562 and $3,037, respectively, pledged as collateral)	52,941	48,123
Available-for-sale, at fair value (with an amortized cost of $2,147, net of allowance for credit losses of $3 as of March 31, 2020)	2,289	2,404
Total investments in securities	55,230	50,527
Mortgage loans:
Loans held for sale, at lower of cost or fair value	8,103	6,773
Loans held for investment, at amortized cost:
Of Fannie Mae	98,585	94,911
Of consolidated trusts	3,269,331	3,241,494
Total loans held for investment (includes $7,701 and $7,825, respectively, at fair value)	3,367,916	3,336,405
Allowance for loan losses	(13,209)	(9,016)
Total loans held for investment, net of allowance	3,354,707	3,327,389
Total mortgage loans	3,362,810	3,334,162
Advances to lenders	8,971	6,453
Deferred tax assets, net	12,831	11,910
Accrued interest receivable, net (includes $8,417 and $8,172, respectively, related to consolidated trusts)	8,808	8,604
Acquired property, net	2,224	2,366
Other assets	13,999	14,312
Total assets	$3,601,356	$3,503,319
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $9,386 and $9,361, respectively, related to consolidated trusts)	$10,246	$10,228
Debt:
Of Fannie Mae (includes $4,752 and $5,687, respectively, at fair value)	228,458	182,247
Of consolidated trusts (includes $22,855 and $21,880, respectively, at fair value)	3,334,098	3,285,139
Other liabilities (includes $355 and $376, respectively, related to consolidated trusts)	14,609	11,097
Total liabilities	3,587,411	3,488,711
Commitments and contingencies (Note 13)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $135,444 and $131,178, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(119,454)	(118,776)
Accumulated other comprehensive income	146	131
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (See Note 1: Senior Preferred Stock Purchase Agreement and Senior Preferred Stock for information on the related dividend obligation and liquidation preference)	13,945	14,608
Total liabilities and equity	$3,601,356	$3,503,319

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2020 Form 10-Q

First Quarter 2020 Results	10

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars in millions, except per share amounts)

	For the Three Months Ended March 31,

	2020	2019
Interest income:
Trading securities	$316	$427
Available-for-sale securities	31	53
Mortgage loans	28,938	29,862
Federal funds sold and securities purchased under agreements to resell or similar arrangements	107	263
Other	34	32
Total interest income	29,426	30,637
Interest expense:
Short-term debt	(102)	(125)
Long-term debt	(23,977)	(25,716)
Total interest expense	(24,079)	(25,841)
Net interest income	5,347	4,796
Benefit (provision) for credit losses	(2,583)	650
Net interest income after benefit (provision) for credit losses	2,764	5,446
Investment gains (losses), net	(158)	133
Fair value losses, net	(276)	(831)
Fee and other income	308	134
Non-interest loss	(126)	(564)
Administrative expenses:
Salaries and employee benefits	(393)	(386)
Professional services	(212)	(225)
Other administrative expenses	(144)	(133)
Total administrative expenses	(749)	(744)
Foreclosed property expense	(80)	(140)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(637)	(593)
Credit enhancement expense	(331)	(171)
Other expenses, net	(263)	(207)
Total expenses	(2,060)	(1,855)
Income before federal income taxes	578	3,027
Provision for federal income taxes	(117)	(627)
Net income	461	2,400
Other comprehensive income (loss):
Changes in unrealized gains (losses) on available-for-sale securities, net of reclassification adjustments and taxes	18	(36)
Other, net of taxes	(3)	(3)
Total other comprehensive income (loss)	15	(39)
Total comprehensive income	$476	$2,361
Net income	$461	$2,400
Dividends distributed or amounts attributable to senior preferred stock	(476)	(2,361)
Net income (loss) attributable to common stockholders	$(15)	$39
Earnings per share:
Basic	$0.00	$0.01
Diluted	0.00	0.01
Weighted-average common shares outstanding:
Basic	5,867	5,762
Diluted	5,867	5,893

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2020 Form 10-Q

First Quarter 2020 Results	11

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows — (Unaudited)
(Dollars in millions)

	For the Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$2,174	$1,816
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	13	15
Proceeds from sales of trading securities held for investment	—	49
Proceeds from maturities and paydowns of available-for-sale securities	96	113
Proceeds from sales of available-for-sale securities	50	131
Purchases of loans held for investment	(86,307)	(33,631)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	2,308	2,786
Proceeds from sales of loans acquired as held for investment of Fannie Mae	—	26
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	169,656	88,419
Advances to lenders	(45,248)	(22,991)
Proceeds from disposition of acquired property and preforeclosure sales	1,832	1,965
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	5,803	10,688
Other, net	(539)	(124)
Net cash provided by investing activities	47,664	47,446
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	254,559	173,122
Payments to redeem debt of Fannie Mae	(207,818)	(184,222)
Proceeds from issuance of debt of consolidated trusts	135,918	64,821
Payments to redeem debt of consolidated trusts	(164,726)	(96,925)
Payments of cash dividends on senior preferred stock to Treasury	—	(3,240)
Other, net	(470)	—
Net cash provided by (used in) financing activities	17,463	(46,444)
Net increase in cash, cash equivalents and restricted cash	67,301	2,818
Cash, cash equivalents and restricted cash at beginning of period	61,407	49,423
Cash, cash equivalents and restricted cash at end of period	$128,708	$52,241
Cash paid during the period for:
Interest	$28,867	$28,650
Income taxes	—	—

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2020 Form 10-Q

First Quarter 2020 Results	12

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Changes in Equity (Deficit) — (Unaudited)
(Dollars and shares in millions)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total Equity
	Senior Preferred	Preferred	Common
Balance as of December 31, 2019	1	556	1,158	$120,836	$19,130	$687	$(118,776)	$131	$(7,400)	$14,608
Transition impact, net of tax, from the adoption of the current expected credit loss standard	—	—	—	—	—	—	(1,139)	—	—	(1,139)
Balance as of January 1, 2020, adjusted	1	556	1,158	120,836	19,130	687	(119,915)	131	(7,400)	13,469
Senior preferred stock dividends paid	—	—	—	—	—	—	—	—	—	—
Comprehensive income:
Net income	—	—	—	—	—	—	461	—	—	461
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $5)	—	—	—	—	—	—	—	18	—	18
Reclassification adjustment for gains included in net income (net of taxes of $—)	—	—	—	—	—	—	—	—	—	—
Other (net of taxes of $1)	—	—	—	—	—	—	—	(3)	—	(3)
Total comprehensive income										476
Balance as of March 31, 2020	1	556	1,158	$120,836	$19,130	$687	$(119,454)	$146	$(7,400)	$13,945

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total Equity
	Senior Preferred	Preferred	Common
Balance as of December 31, 2018	1	556	1,158	$120,836	$19,130	$687	$(127,335)	$322	$(7,400)	$6,240
Senior preferred stock dividends paid	—	—	—	—	—	—	(3,240)	—	—	(3,240)
Comprehensive income:
Net income	—	—	—	—	—	—	2,400	—	—	2,400
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $2)	—	—	—	—	—	—	—	8	—	8
Reclassification adjustment for gains included in net income (net of taxes of $12)	—	—	—	—	—	—	—	(44)	—	(44)
Other (net of taxes of $1)	—	—	—	—	—	—	—	(3)	—	(3)
Total comprehensive income										2,361
Balance as of March 31, 2019	1	556	1,158	$120,836	$19,130	$687	$(128,175)	$283	$(7,400)	$5,361

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2020 Form 10-Q

First Quarter 2020 Results	13